UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2014

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 17, 2014, Enbridge Energy Partners, L.P. (the “Partnership”) announced the receipt of a proposal from Enbridge Energy Company, Inc., the Partnership’s general partner (“Enbridge”), under which Enbridge would drop down its 66.7 percent interest in the U.S. segment of the Alberta Clipper Pipeline to the Partnership for aggregate consideration of approximately $900 million. The proposed consideration includes cash of approximately $300 million, plus approximately $600 million of a new Class E limited partner equity units to be issued to Enbridge by the Partnership. The Class E limited partner units to be issued to Enbridge would be entitled to the same distributions as the Class A common units held by the public and would be convertible into Class A common units on a one-for-one basis at Enbridge’s option. The Class E units would be redeemable at the Partnership’s option after 30 years, if not converted by Enbridge. The units would have a liquidation preference equal to their fair value at closing. The proposed terms would not require the Partnership to issue any equity in the public market. The Board of Directors of Enbridge Energy Management, L.L.C. (the “Board”), the delegate of Enbridge, has appointed a special committee comprised of independent directors to review the proposal. The Partnership’s acceptance is subject to the review and favorable recommendation by the special committee and final approval by the Board. The drop down transaction is targeted to close by the end of 2014.

The above description of the press release is qualified in its entirety by reference to the complete text of the press release furnished as Exhibit 99.1 hereto, which is hereby incorporated into this Item.

This information is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements filed under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Reference is made to the “Index of Exhibits” following the signature page, which is hereby incorporated into this Item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: September 18, 2014	By:	/s/ BRUCE STEVENSON
Bruce A. Stevenson Corporate Secretary (Duly Authorized Officer)

Index of Exhibits

Exhibit Number	Description

99.1	Press release of Enbridge Energy Partners, L.P., dated September 17, 2014.